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CONTACT:
Libby Ivy, Director, Investor Relations & Corporate Communications, (602) 808-3854

MEDICIS PHARMACEUTICAL ANNOUNCES COMPLETION OF ASCENT PEDIATRICS MERGER

SCOTTSDALE, Arizona--November 15, 2001--Medicis Pharmaceutical Corporation (NYSE:MRX) today announced the completion of its merger with Ascent Pediatrics, Inc. The transaction was completed today after shareholders of Ascent voted to approve the merger agreement at a meeting held earlier today in Boston. As a result of the transaction, a wholly owned Medicis subsidiary has been merged with and into Ascent Pediatrics. Ascent Pediatrics survives as a direct, wholly owned subsidiary of Medicis.

Under the terms of the agreement, Medicis paid approximately $60 million, including retirement of indebtedness of Ascent, and has agreed to pay to the former holders of Ascent's common equity up to an additional $10 million per year for each of the first five years following closing based upon reaching certain sales threshold milestones on the Ascent products (as defined under the agreement).

Ascent's portfolio of specialty pharmaceutical pediatric products currently includes ORAPRED® (prednisolone sodium phosphate), an oral liquid steroid for children with asthma and other respiratory inflammatory conditions; PRIMSOL® (trimethoprim HCl), an antibiotic oral solution for children with acute otitis media, or middle ear infections; and PEDIAMIST®, an over-the-counter saline nasal mist, as well as certain projects that are under development. Sales of ORAPRED® comprise the majority of the Ascent product sales. Ascent currently supports these products with a dedicated pediatric sales force, numbering approximately 70 representatives and sales management.

In addition to the acquired brands, Medicis believes the pediatric market represents an untapped growth opportunity for several of its existing dermatological products such as OVIDE®, LOPROX® and certain other products. This transaction provides Medicis with critical mass to assist with the entrance into the category of pediatrics.

"We are pleased the Ascent Pediatrics transaction has reached a successful close," said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. "This carefully planned strategic entrance into the pediatric specialty represents a significant event for Medicis. We are excited about the numerous research and business development opportunities available as we enter into a new niche category."

Medicis previously released fiscal year 2002 revenue guidance of $193.5 million and earnings per share guidance of $1.90. With the closing of the Ascent transaction, the Company is raising its fiscal year 2002 revenue guidance by $17 million to $210.5 million and earnings per share guidance by $0.03 to $1.93. Second quarter fiscal year 2002 (for the quarter ending December 31, 2001) revenue guidance is being raised to $52.0 million from $46.0 million and earnings per share guidance is being raised to $0.46 from $0.45. Third quarter fiscal year 2002 (for the quarter ending March 31, 2002)

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revenue guidance is being raised to $56.0 million from $49.0 million and earnings per share guidance is being raised to $0.49 from $0.48. Fourth quarter fiscal year 2002 (for the quarter ending June 30, 2002) revenue guidance is being raised to $57.0 million from $53.0 million and earnings per share guidance is being raised to $0.54 from $0.53. All guidance provided above is absent any special charges associated with the closing of the Ascent transaction.

Ascent, a pharmaceutical company primarily dedicated to the specialty of pediatrics, was founded in 1989 and markets pediatric prescription pharmaceutical products including ORAPRED® (prednisolone sodium phosphate 20.2mg/5mL), a liquid steroid for children with asthma and other inflammatory conditions, PRIMSOL® (trimethoprim HCl oral solution, 50mg/5mL) for children with acute otitis media, or middle ear infections and PEDIAMIST®, an over-the-counter saline nasal mist.

Medicis is the leading independent pharmaceutical company in the United States focusing primarily on the treatment of dermatological conditions. Medicis develops and markets leading products for major segments within dermatology, including acne, fungal infections, rosacea, hyperpigmentation, photoaging, psoriasis, eczema, skin and skin-structure infections, seborrheic dermatitis, head lice and cosmesis (improvement in the texture and appearance of skin). The Company's primary products include the prescription brands DYNACIN® (minocycline HCl), TRIAZ® (benzoyl peroxide), LUSTRA® (hydroquinone), LUSTRA-AF® (hydroquinone) with sunscreen, ALUSTRA™ (hydroquinone) with retinol, LOPROX® (ciclopirox), PLEXION™ (sodium sulfacetamide/sulfur), PLEXION TS™ (sodium sulfacetamide/sulfur), OMNICEF® (cefdinir), OVIDE® (malathion), LIDEX® (fluocinonide), SYNALAR® (fluocinolone acetonide), TOPICORT® (desoximetasone) and A/T/S® (erythromycin); the over-the-counter brand ESOTERICA®; and BUPHENYL® (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved and there are a number of important factors that could cause actual results to differ materially from those projected, including the ability of Medicis to successfully integrate Ascent's operations, the ability to realize anticipated synergies and benefits of the transaction, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy, the timing and success of new product introductions and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2001. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF® is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. All other marks (or brands) and names are the property of Medicis Pharmaceutical Corporation or its Affiliates.

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